Exhibit 99.1

Media contact: Ben Kiser, 402.458.3024
Investor contact: Phil Morgan, 402.458.3038

Nelnet Reports First-Quarter 2008 Results

LINCOLN, Neb., May 12, 2008 -- Nelnet, Inc. (NYSE: NNI) today reported a GAAP net loss for the first quarter of 2008 of $69.8 million, or $1.42 per share, compared with GAAP net income of $14.8 million, or $0.29 per share, for the first quarter of 2007. The GAAP net loss included restructuring related charges of $26.3 million, a loss related to the sale of loans and loans held for sale of $47.5 million, and unrealized losses related to derivative market value, foreign currency, and put option adjustments of $57.4 million.

Base net income excluding discontinued operations, restructuring related charges, and the loss on the sale of loans and reduction in fair value of loans held for sale for the first quarter of 2008 was $15.3 million, or $0.31 per share, compared with base net income of $24.7 million, or $0.48 per share, in the first quarter of 2007. The company defines base net income as GAAP net income excluding derivative market value, foreign currency, and put option adjustments, amortization of intangible assets, compensation related to business combinations, and variable-rate floor income.

"Our results in the first quarter reflect the further deterioration of the financial markets and environment for student loans," said Mike Dunlap, Chairman and Chief Executive Officer of Nelnet. "Fortunately, we have made the strategic transformation from a student loan company to an education services company in recent years to diversify and increase our fee-based revenue and reduce our reliance on net interest income. We are pleased with the performance of our fee-based businesses and the success of our diversification strategy.

"In this difficult financial environment, we have been proactive in our decisions to manage operating expenses and ensure liquidity. We will continue to assess the financial markets and political situation, and will make the changes necessary to maintain our financial strength and position the company for long-term success."

Fee-based Revenue

In the first quarter of 2008, fee-based revenue represented 83 percent of Nelnet's total revenue. This is an increase from the first quarter of 2007 when fee-based revenue represented 53 percent of total revenue.

Fee-based revenue for the first quarter of 2008 was $78.8 million compared with $76.2 million in the first quarter of 2007. During the first quarter, a decrease in loan and guarantee servicing income was offset by an increase in other fee-based income generated primarily by the Tuition Payment Processing and Campus Commerce operating segment and the Enrollment Services and List Management operating segment.

In the first quarter of 2008, loan and guarantee servicing income was $26.1 million, down from $30.5 million in the first quarter of 2007.

Other fee-based income increased to $45.9 million for the first quarter of 2008, up from $40.0 million in the same period a year ago. Within other fee-based income, Tuition Payment Processing and Campus Commerce revenue increased by $2.1 million, or 17 percent, to $13.8 million for the first quarter of 2008 and Enrollment Services and List Management revenue increased by $2.3 million, or 9 percent, to $27.2 million for the quarter.

Operating Expenses

Operating expenses were $128.8 million in the first quarter of 2008 compared with $121.2 million for the same period a year ago. However, excluding restructuring and impairment charges, operating expenses were $102.5 million for the first quarter of 2008, a decrease of $18.7 million, or 15.4 percent, from the same period a year ago.

Net Interest Margin and Student Loan Assets

Due to the capital market disruption as well as the legislative cuts to the Federal Family Education Loan (FFEL) Program which decreased the margin on loans originated after October 1, 2007, the company experienced a reduction in core student loan spread and related net interest income. The company reported core student loan spread of 0.73 percent for the first quarter of 2008 compared with
1.29 percent in the same period of 2007 and 0.93 percent for the fourth quarter of 2007. As a result, Nelnet reported net interest income for the first quarter of 2008 of $16.5 million compared with $68.0 million for the first quarter of 2007.

From December 31, 2007, net student loan assets decreased by $414.8 million to $26.3 billion at March 31, 2008. In the first quarter of 2008, Nelnet sold an $857.8 million (par value) portfolio of FFEL Program student loans at a discount to par resulting in the recognition of a loss of $30.4 million. Another portfolio, including $428.6 million (par value) of FFEL Program student loans, was sold at a discount to par on April 8, 2008. This portfolio is presented as "held for sale" on the March 31, 2008 balance sheet and is valued at the lower of cost or fair value. Nelnet recognized a loss of $17.1 million during the first quarter of 2008 as a result of marking these loans to fair value.

Non-GAAP Performance Measures

A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release online at http://www.nelnetinvestors.com/releases.cfm?reltype=Financial.

Nelnet will host a conference call to discuss this earnings release and provide a business update in conjunction with the company's annual meeting of shareholders on May 22, 2008. The conference call will begin at 10:30 a.m. (Eastern). To access the call live, participants in the United States and Canada should dial 877.604.9669 and international callers should dial 719.325.4860 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at http://www.nelnetinvestors.com under the conference calls and Web casts menu. A replay of the conference call will be available between 1:30 p.m. (Eastern) on May 22, 2008 and 11:59 p.m. (Eastern) May 30, 2008. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 9440399. A replay of the audio Web cast will also be available at http://www.nelnetinvestors.com.

This press release contains forward-looking statements and information based on management's current expectations as of the date of this document. When used in this press release, the words "anticipate," "believe," "estimate," "intend," and "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in "Risk Factors" and elsewhere in the company's Quarterly Report on Form 10-Q and the company's Annual Report on Form 10-K for the year ended December 31, 2007, changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations, which may reduce the volume, average term, special allowance payments, and costs of yields on student loans under the FFEL Program or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFEL Program loans to the company. In addition, a larger than expected increase in third party consolidations of the company's FFELP loans could materially adversely affect the company's results of operations. The company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; the uncertain nature of the expected benefits from acquisitions and the ability to successfully integrate operations; and the uncertain nature of estimated expenses that may be incurred and cost savings that may result from the company's strategic restructuring initiatives. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Additionally, financial projections may not prove to be accurate and may vary materially. The company is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this press release. Although the company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            Three months ended
                                                                 ------------------------------------------
                                                                  March 31,      December 31,    March 31,
                                                                    2008             2007          2007
                                                                 -------------  ------------- -------------
                                                                  unaudited)     (unaudited)     (unaudited)
                                                                  (dollars in thousands, except share data)
Interest income:
     Loan interest                                               $   336,572         437,128      418,113
     Variable-rate floor income                                       18,818           2,416           --
     Amortization of loan premiums and deferred
          origination costs                                          (25,404)        (23,878)     (21,059)
     Investment interest                                              11,680          18,988       21,425
                                                                 -------------  -------------- ------------
          Total interest income                                      341,666         434,654      418,479

Interest expense:
     Interest on bonds and notes payable                             325,141         390,399      350,495
                                                                 -------------  -------------- ------------

         Net interest income                                          16,525          44,255       67,984
Less provision for loan losses                                         5,000           4,550        2,753
                                                                 -------------  -------------- ------------
         Net interest income after provision
                for loan losses                                       11,525          39,705       65,231
                                                                 -------------  -------------- ------------
Other income:
     Loan and guaranty servicing income                               26,113          32,953       30,466
     Other fee-based income                                           45,913          44,572       40,029
     Software services income                                          6,752           5,647        5,748
     Other income                                                      1,429           1,873        6,879
     Loss on sale of loans and reduction in fair value
         related to loans held for sale                              (47,493)             --           --
     Derivative market value, foreign currency,
         and put option adjustments                                  (57,361)         14,940      (12,130)
     Derivative settlements, net                                      40,763          11,577        4,240
                                                                 -------------  -------------- ------------
         Total other income                                           16,116         111,562       75,232
                                                                 -------------  -------------- ------------
 Operating expenses:
     Salaries and benefits                                            53,843          54,621       61,704
     Other expenses                                                   49,600          59,256       52,887
     Amortization of intangible assets                                 6,560           6,412        6,638
     Impairment expense                                               18,834              --           --
                                                                 -------------  -------------- ------------
         Total operating expenses                                    128,837         120,289      121,229
                                                                 -------------  -------------- ------------

         Income (loss) before income taxes                          (101,196)         30,978       19,234

Income tax expense (benefit)                                         (31,371)         11,810        7,264
                                                                 -------------  -------------- ------------

         Income (loss) from continuing operations                    (69,825)         19,168       11,970

Income (loss) from discontinued operations, net of tax                    --            (159)       2,810
                                                                 -------------  -------------- ------------
         Net income (loss)                                       $   (69,825)         19,009       14,780
                                                                 =============  ============== ============
Earnings (loss) per share, basic and diluted:
         Income (loss) from continuing operations                $     (1.42)           0.39         0.23
         Income (loss) from discontinued operations, net of tax           --              --         0.06
                                                                 -------------  -------------- ------------
         Net income (loss)                                       $     (1.42)           0.39         0.29
                                                                 =============  ============== ============
Weighted average shares outstanding                               49,051,745      49,047,048   50,982,187

CONDENSED CONSOLIDATED BALANCE SHEETS AND FINANCIAL DATA

                                                       As of          As of           As of
                                                     March 31,     December 31,     March 31,
                                                        2008           2007           2007
                                                   --------------  -------------  -------------
                                                     (unaudited)                   (unaudited)
                                                               (dollars in thousands)
Assets:
    Student loans receivable, net                  $  26,321,345     26,736,122     25,013,045
    Student loans receivable - held for sale             423,651             --              --
    Cash, cash equivalents, and investments            1,968,764      1,120,838      1,332,060
    Goodwill                                             175,178        164,695        191,214
    Intangible assets, net                                92,897        112,830        153,039
    Other assets                                       1,037,981      1,028,298        917,434
                                                   --------------  -------------  -------------
       Total assets                                $  30,019,816     29,162,783     27,606,792
                                                   ==============  =============  =============
Liabilities:
    Bonds and notes payable                        $  29,129,133     28,115,829     26,537,482
    Other liabilities                                    352,576        438,075        458,192
                                                   --------------  -------------  -------------
       Total liabilities                              29,481,709     28,553,904     26,995,674
                                                   --------------  -------------  -------------
Shareholders' equity                                     538,107        608,879        611,118
                                                   --------------  -------------  -------------
       Total liabilities and shareholders' equity  $  30,019,816     29,162,783     27,606,792
                                                   ==============  =============  =============


Shareholders' equity to total assets                        1.79%          2.09%          2.21%